Exhibit 99.1

FOR IMMEDIATE RELEASE

Orion Properties Inc. Announces First Quarter 2026 Results

- Completed 355,000 Square Feet of Leasing -
- Sold Two Properties for $13.1 Million and Seven Additional Properties Subsequent to Quarter End for $35.6 Million -
- Acquired One 75,000 Square Foot Property in Northbrook, Illinois for $15.0 Million -
- Declares Dividend for Second Quarter 2026 -

Phoenix, AZ, May 7, 2026 -- Orion Properties Inc. (NYSE: ONL) (“Orion” or the “Company”), a fully-integrated real estate investment trust (“REIT”) which owns a diversified portfolio of single-tenant net lease office properties including dedicated use assets located across the United States, announced today its operating results for the first quarter ended March 31, 2026.
Paul McDowell, Orion’s Chief Executive Officer, commented, “We continue to execute on our strategy to stabilize the portfolio through increased leasing activity and the timely disposition of non-core assets in order to drive Core FFO per share growth in 2026 and beyond. To that point, during the quarter we continued to build on the 2.0 million square feet we leased over the past two years, as we completed approximately 355,000 square feet and further reduced the carrying costs of vacant assets through property sales. We also continue to evaluate strategic options with our advisors and board of directors in our ongoing pursuit to maximize value for stockholders.”
First Quarter 2026 Financial Overview
•Total revenues of $36.3 million
•Net loss attributable to common stockholders of $(13.6) million, or $(0.24) per share
•Funds from Operations (“FFO”) of $5.8 million, or $0.10 per diluted share
•Core FFO of $11.7 million, or $0.21 per diluted share
•EBITDA of $6.9 million, EBITDAre of $13.2 million and Adjusted EBITDA of $17.2 million
•Net Debt to Annualized Most Recent Quarter Adjusted EBITDA of 6.36x
Financial Results
During the first quarter of 2026, the Company generated total revenues of $36.3 million, as compared to $38.0 million in the same quarter of 2025. The Company’s net loss attributable to common stockholders was $(13.6) million, or $(0.24) per share, during the first quarter of 2026, as compared to $(9.4) million, or $(0.17) per share in the same quarter of 2025. Core FFO for the first quarter of 2026 was $11.7 million, or $0.21 per diluted share, as compared to $10.7 million, or $0.19 per diluted share in the same quarter of 2025.
Leasing Activity
During the first quarter of 2026, the Company entered into the following lease transactions (square feet in thousands):

Location	Lease Type	Square Feet	Term (Years)	Expected Commencement or Previous Expiration	New Expected Expiration
Irving, Texas	New Lease	172	12.0	November 2026	October 2038
Buffalo, New York	Extension	160	3.0	March 2036	March 2039
Phoenix, Arizona	New Lease	23	10.5	March 2026	August 2036
Disposition Activity
During the first quarter of 2026, the Company closed on two Non-Operating Property dispositions totaling approximately 516,000 square feet for an aggregate gross sales price of $13.1 million.

Subsequent to quarter end, the Company closed on the sale of the 37.4 acre Deerfield, Illinois properties for a gross sales price of $13.1 million, where we completed the demolition of the six buildings in the fourth quarter of 2025, and the 120,000 square foot property in Glen Burnie, Maryland for a gross sales price of $22.5 million. As of May 7, 2026, the Company has agreements in place to sell three additional properties for an aggregate gross sales price of $46.0 million, including an approximately 140,000 square foot traditional office property for a gross sales price of $35.0 million with proceeds expected to be used to paydown outstanding principal on the Company’s CMBS Loan (as defined below), an approximately 35,000 square foot near-term vacant property for a gross sales price of $3.4 million, and the proportionate share of the gross sales price of one Unconsolidated Joint Venture property of $7.7 million with proceeds expected to be used to paydown outstanding principal on the Unconsolidated Joint Venture non-recourse mortgage notes. The Company’s pending sale agreements are subject to a variety of conditions outside of our control, such as the buyer’s satisfactory completion of its due diligence and therefore, it cannot provide any assurance the transactions will close on the agreed upon price or other terms, or at all.
Acquisition Activity
During February 2026, the Company acquired one 75,000 square foot Dedicated Use Asset in Northbrook, Illinois for $15.0 million. The property is fully leased to a single tenant through December 2036.
Real Estate Portfolio
As of March 31, 2026, the Company’s real estate portfolio consisted of 59 Operating Properties and six Non-Operating Properties. The six Non-Operating Properties were sold during April 2026. Annualized Base Rent was $115.2 million, with 64.8% of Annualized Base Rent derived from Investment-Grade Tenants and 37.1% derived from properties deemed to be Dedicated Use Assets, or DUAs. The Company’s Occupancy Rate was 83.1% and the Weighted Average Remaining Lease Term was 5.9 years.
Balance Sheet and Liquidity
As of March 31, 2026, the Company had Principal Outstanding of $497.3 million, comprised of:
•$352.3 million securitized mortgage loan collateralized by 19 properties (the “CMBS Loan”)
•$127.0 million under the Company’s credit facility revolver
•$18.0 million mortgage loan secured by the Company’s San Ramon, California property (the “San Ramon Loan”)
On February 18, 2026, the Company entered into a credit agreement for a new credit facility revolver (the “New Credit Facility Revolver”) and the Company’s original credit facility revolver terminated and the indebtedness thereunder was discharged and paid in full with borrowings under the New Credit Facility Revolver. Among other things, the New Credit Facility Revolver extends the maturity date under the original credit facility revolver until February 2028, subject to two six-month borrower extension options until February 18, 2029 if we satisfy certain conditions, reduces the lenders’ commitment to $215.0 million to more closely align with our business plan, provides that our borrowings will be secured with mortgages on a pool of 28 of our properties, reduces the interest rate margin on our borrowings by 50-basis points and eliminates the 10-basis point SOFR adjustment.
Also during February 2026, the Company entered into an amendment to the CMBS Loan which, among other things extends the maturity date two years until February 11, 2029, subject to two borrower extension options for a total of 18 months if certain conditions have been satisfied and authorizes the lender to sweep all monthly excess cash flows from the 19 properties, after payment of interest and property operating expenses, until maturity, and to apply such excess cash flows to a combination of prepaying the outstanding principal balance of the CMBS Loan and funding an all-purpose reserve. The fixed annual interest rate on the CMBS Loan of 4.971% is unchanged during the extension terms.
As of March 31, 2026, the Company had $148.5 million of liquidity, comprising $60.5 million of cash and cash equivalents and restricted cash as well as $88.0 million of available capacity on the New Credit Facility Revolver.
Dividend
On May 5, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per share for the second quarter of 2026, payable on July 15, 2026, to stockholders of record as of June 30, 2026.

Strategic Option Review Process
On January 26, 2026, the Company announced a review of strategic options, which process is continuing. The strategic options may include, among other things, the consideration of potential acquisition and merger targets, the potential sale of the Company, and continuing to operate as an independent publicly traded entity. There can be no assurance that the strategic options review process will result in Orion pursuing any particular transaction or other strategic outcome. The Company has not set a timetable for completion of this process.

2026 Outlook
The Company is reaffirming the following guidance estimates for fiscal year 2026.

	Low	High
Core FFO per share	$0.69	$0.76
Net Debt to Adjusted EBITDA	6.5x	7.3x
General and Administrative Expense	$19.8 million	$20.8 million
The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the SEC. The Company reminds investors that its guidance estimates include assumptions with regard to its shift in portfolio concentration towards more dedicated use assets, rent receipts and property operating expense reimbursements, the amount and timing of acquisitions, dispositions, leasing transactions, capital expenditures, interest rate fluctuations and expected borrowings, the cost of the Company’s ongoing strategic review process and other factors. These assumptions are uncertain and difficult to accurately predict and actual results may differ materially from our estimates. See “Forward-Looking Statements” below.
Webcast and Conference Call Information
Orion will host a webcast and conference call to review its results at 10:00 a.m. ET on Friday, May 8, 2026. The webcast and call will be hosted by Paul McDowell, Chief Executive Officer and President, and Gavin Brandon, Chief Financial Officer, Executive Vice President and Treasurer. To participate, the webcast can be accessed live by visiting the “Investors” section of Orion’s website at onlreit.com/investors. To join the conference call, callers from the United States and Canada should dial 1-844-539-3703, and international callers should dial 1-412-652-1273, ten minutes prior to the scheduled call time.
Replay Information
A replay of the webcast may be accessed by visiting the “Investors” section of Orion’s website at onlreit.com/investors. The conference call replay will be available after 1:00 p.m. ET on Friday, May 8, 2026 through 11:59 p.m. ET on Friday, May 22, 2026. To access the replay, callers may dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and use passcode, 13759241.
Non-GAAP Financial Measures
To supplement the presentation of the Company’s financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), this press release and the accompanying supplemental information as of and for the quarter ended March 31, 2026 (the “Supplemental Information Package”) contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, Funds Available for Distribution (“FAD”), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”), and Adjusted EBITDA. Please see the attachments to this press release for how the Company defines these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure.
About Orion Properties Inc.
Orion Properties Inc. is an internally-managed real estate investment trust engaged in the ownership, acquisition and management of a diversified portfolio of office properties located in high-quality suburban markets across the United States and leased primarily on a single-tenant net lease basis to creditworthy tenants. The Company’s portfolio is comprised of traditional office properties, as well as governmental, medical office, flex/laboratory and R&D and flex/industrial properties. As part of its investment strategy, the Company intends to shift its portfolio concentration over time away from traditional office properties, towards more Dedicated Use Assets. The Company was founded on July 1, 2021, spun-off from Realty Income (NYSE: O) on November 12, 2021 and began trading on the New York Stock Exchange on November 15, 2021. The Company is headquartered in Phoenix, Arizona and has an office in New York, New York. For additional information on the Company and its properties, please visit onlreit.com.
Investor Relations Contact:
Email: investors@onlreit.com
Phone: 602-675-0338

About the Data
This data and other information described herein are as of and for the three months ended March 31, 2026, unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with the consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations sections contained in Orion Properties Inc.'s (the "Company," "Orion," "us," "our" and "we") Quarterly Report on Form 10-Q for the period ended March 31, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025.
Unconsolidated Joint Venture
The Company owns a 20% equity interest in one Unconsolidated Joint Venture which, as of March 31, 2026, owned a portfolio of six properties with an aggregate of 1.0 million leasable square feet located in six states. All assets in the joint venture portfolio are performing and the portfolio has an Occupancy Rate of 100.0% with a Weighted Average Remaining Lease Term of 6.1 years as of March 31, 2026. The Company has also made a member loan to the Unconsolidated Joint Venture (the “Member Loan”) with an outstanding principal balance of $5.5 million as of March 31, 2026. As previously disclosed, the non-recourse mortgage notes associated with the Unconsolidated Joint Venture, which had an outstanding principal balance of $128.2 million as of May 7, 2026, experienced a payment default at maturity in February 2026. The lenders’ agent under the loan has issued a default notice and has informed the joint venture that it intends to seek to compel a sale of the properties in the joint venture in order to repay the loan. As a result of the ongoing default, the lenders have various rights and remedies that are customary in a non-recourse mortgage financing, such as to implement an excess cash flow sweep, collect default interest, institute a proceeding for foreclosure and apply for the appointment of a receiver. The joint venture remains in discussions with the lenders about next steps which may include a short-term extension and restructuring of the debt with a lender excess cash flow sweep and the requirement to sell one or more properties and utilize the net proceeds to prepay principal outstanding under the debt. The Company cannot provide any assurance that the Unconsolidated Joint Venture will be able to extend or refinance this debt obligation or that the lenders will not seek to enforce their remedies due to the ongoing payment default.
Due to uncertainties with regard to the recovery of its investments in the Unconsolidated Joint Venture, the Company reduced the carrying value of its investment in the Unconsolidated Joint Venture to zero as of December 31, 2025, and has recorded a loan loss reserve for the entire outstanding principal balance of its Member Loan. The Company accounts for its investment in the Unconsolidated Joint Venture under the equity method of accounting and during the year ended December 31, 2025, its share of losses exceeded the carrying amount of its investment. Accordingly, the Company has suspended recognition of its share of additional losses and will resume recognizing its share of earnings only after the Unconsolidated Joint Venture generates net income that exceeds the previously recognized losses. The Company has not recognized any further losses in excess of its investment and no contingent liabilities have been recorded related to the Unconsolidated Joint Venture as of and for the quarter ended March 31, 2026. Additionally, beginning January 1, 2026, the Company is recording management fees from the Unconsolidated Joint Venture and interest income on the Member Loan on a cash basis rather than an accrual basis.
Historically, the Company has included its proportionate share of the Unconsolidated Joint Venture's financial statement line items and operating metrics in its non-GAAP financial results and other operating metrics. This includes, among other line items and metrics, the Company’s proportionate share of Annualized Base Rent, Occupied Square Feet, Rentable Square Feet and Weighted Average Remaining Lease Term from the six Unconsolidated Joint Venture properties, and Gross Real Estate Investments, outstanding principal balance under debt obligations, cash and cash equivalents, and restricted cash from the Unconsolidated Joint Venture’s balance sheet. As a result of the factors described above, including the suspension of equity method accounting on the Unconsolidated Joint Venture, the full loan loss reserve recorded against its Member Loan and the recording of fees and interest income on a cash basis, beginning January 1, 2026, the Company will no longer include the proportionate share of the Unconsolidated Joint Venture’s financial statement line items and operating metrics in its non-GAAP financial results and other operating metrics.
Definitions
Annualized Base Rent ("ABR") is the monthly aggregate cash amount charged to tenants under our leases (including monthly base rent receivables and certain fixed contractually obligated reimbursements by our tenants), as of the final date of the applicable period, multiplied by 12. Annualized Base Rent is not indicative of future performance.
Average Capitalization Rate represents annualized average estimated Cash NOI of the property over the tenant's lease term, excluding any rent concession periods credited at the date of purchase or sale, divided by gross purchase or sale price, except that for certain triple and double net lease properties, the Average Capitalization Rate represents annualized average estimated cash rental revenue of the property over the tenant’s lease term divided by gross purchase or sale price.

Cash Capitalization Rate represents next 12 full months estimated Cash NOI of the property, excluding any rent concession periods credited at the date of purchase or sale, divided by gross purchase or sale price, except that for certain triple and double net lease properties, the Cash Capitalization Rate represents next 12 full months estimated cash rental revenue of the property divided by gross purchase or sale price.
CPI refers to a lease in which base rent is adjusted based on changes in a consumer price index.
Credit Rating of a tenant refers to the Standard & Poor's or Moody's credit rating and such rating also may reflect the rating assigned by Standard & Poor's or Moody's to the lease guarantor or the parent company as applicable.
Dedicated Use Asset is a property that includes a substantial specialized use component such as government, medical, laboratory and research and development, and flex operations, and would therefore not be considered a traditional office property.
Double Net Lease ("NN") is a lease under which the tenant agrees to pay all operating expenses associated with the property (e.g., real estate taxes, insurance, maintenance), but excludes some or all major repairs (e.g., roof, structure, parking lot, in each case, as further defined in the applicable lease).
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. ("Nareit"), an industry trade group, has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate. Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, gains or losses from disposition of real estate assets. For periods prior to January 1, 2026, we also adjust for our proportionate share of EBITDAre adjustments related to the Unconsolidated Joint Venture. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Adjusted EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Adjusted EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as transaction related expenses. We also exclude certain non-cash items such as impairments of intangible and right of use assets, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, amortization of intangibles, above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities and, for periods prior to January 1, 2026, our proportionate share of Adjusted EBITDA adjustments related to the Unconsolidated Joint Venture. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDAre and Adjusted EBITDA should not be considered as an alternative to net income (loss), as determined under GAAP. The Company uses Adjusted EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. EBITDAre and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Enterprise Value equals the sum of the Implied Equity Market Capitalization and Net Debt, in each case, as of an applicable date. Beginning January 1, 2026, the Company has revised its definition and calculation of Net Debt to also add restricted cash.
Fixed Charge Coverage Ratio is (a) Adjusted EBITDA divided by (b) the sum of (i) Interest Expense, excluding non-cash amortization and (ii) secured debt principal amortization on Adjusted Principal Outstanding. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations.
Fixed Dollar or Percent Increase refers to a lease that requires contractual rent increases during the term of the lease agreement. A Fixed Dollar or Percent Increase lease may include a period of free rent at the beginning or end of the lease.
Flat refers to a lease that requires equal rent payments, with no contractual increases, throughout the term of the lease agreement. A Flat lease may include a period of free rent at the beginning or end of the lease.

Funds Available for Distribution ("FAD")
Funds available for distribution, as defined by the Company, represents Core FFO, as defined below, modified to exclude capital expenditures and leasing costs, as well as certain non-cash items such as amortization of above market leases, net of amortization of below market lease liabilities, straight-line rental revenue, and, for periods prior to January 1, 2026, our proportionate share of FAD adjustments related to the Unconsolidated Joint Venture and amortization of the Unconsolidated Joint Venture basis difference. Management believes that adjusting these items from Core FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management and provides useful information regarding the Company's ability to fund its dividend.
However, not all REITs calculate FAD and those that do may not calculate FAD the same way, so comparisons with other REITs may not be meaningful. FAD should not be considered as an alternative to net income (loss) or cash flow provided by (used in) operating activities as determined under GAAP.
Nareit Funds from Operations ("Nareit FFO" or "FFO") and Core Funds from Operations ("Core FFO")
Due to certain unique operating characteristics of real estate companies, as discussed below, Nareit has promulgated a supplemental performance measure known as FFO, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of the Company. FFO is not equivalent to our net income (loss) as determined under GAAP.
Nareit defines FFO as net income (loss) computed in accordance with GAAP adjusted for gains or losses from disposition of real estate assets, depreciation and amortization of real estate assets, impairment write-downs on real estate and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. For periods prior to January 1, 2026, we also adjust for our proportionate share of FFO adjustments related to the Unconsolidated Joint Venture. We calculate FFO in accordance with Nareit's definition described above.
In addition to FFO, we use Core FFO as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. Core FFO, as defined by the Company, excludes from FFO items that we believe do not reflect the ongoing operating performance of our business such as transaction related expenses, amortization of deferred financing costs, amortization of deferred lease incentives, net, equity-based compensation, amortization of premiums and discounts on debt, net and gains or losses on extinguishment of swaps and/or debt, and, for periods prior to January 1, 2026, our proportionate share of Core FFO adjustments related to the Unconsolidated Joint Venture.
We believe that FFO and Core FFO allow for a comparison of the performance of our operations with other publicly-traded REITs, as FFO and Core FFO, or a substantially similar measure, are routinely reported by publicly-traded REITs, each adjust for items that we believe do not reflect the ongoing operating performance of our business and we believe are often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and Core FFO, in addition to net income (loss), as determined under GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and Core FFO the same way, so comparisons with other REITs may not be meaningful. FFO and Core FFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate Core FFO and its use as a non-GAAP financial performance measure.
GAAP is an abbreviation for generally accepted accounting principles in the United States.
Gross Lease is a lease under which the landlord is responsible for all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs).
Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties, net of gross intangible lease liabilities and, for periods prior to January 1, 2026, the Company's proportionate share of such amounts related to properties owned by the Unconsolidated Joint Venture. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
GSA CPI refers to a General Services Administration ("GSA") lease that includes a contractually obligated operating cost component of rent which is adjusted annually based on changes in a consumer price index.
Implied Equity Market Capitalization equals shares of common stock outstanding as of an applicable date, multiplied by the closing sale price of the Company's stock as reported on the New York Stock Exchange on such date.

Industry is derived from the Global Industry Classification Standard ("GICS") Methodology that was developed by Morgan Stanley Capital International ("MSCI") in collaboration with S&P Dow Jones Indices to establish a global, accurate, complete and widely accepted approach to defining industries and classifying securities by industry.
Interest Coverage Ratio equals Adjusted EBITDA divided by Interest Expense, excluding non-cash amortization. Management believes that Interest Coverage Ratio is a useful supplemental measure of our ability to service our debt obligations.
Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and, for periods prior to January 1, 2026, the Company's proportionate share of the Unconsolidated Joint Venture's interest expense incurred on its outstanding principal balance. This measure excludes the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined under GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.
Investment-Grade Tenants are those with a Credit Rating of BBB- or higher from Standard & Poor’s or a Credit Rating of Baa3 or higher from Moody’s. The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable.
Leased Rate equals the sum of Leased Square Feet divided by Rentable Square Feet as of an applicable date.
Leased Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP and signed leases for vacant space with future commencement dates.
Modified Gross Lease is a lease under which the landlord is responsible for most expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs), but passes through some operating expenses to the tenant.
Month-to-Month refers to a lease that is outside of the contractual lease expiration, but the tenant has not vacated and continues to pay rent which may also include holdover rent if applicable.
Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. For periods prior to January 1, 2026, Adjusted Principal Outstanding includes the Company's proportionate share of the Unconsolidated Joint Venture's outstanding principal debt balance. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined under GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and, for periods prior to January 1, 2026, the Company's proportionate share of the Unconsolidated Joint Venture's cash and cash equivalents. Beginning January 1, 2026, the Company has revised its definition and calculation of Net Debt to also add restricted cash to the amounts that reduce the Company’s Adjusted Principal Outstanding under debt obligations. This change in definition has also been applied retrospectively for comparison purposes and, for periods prior to January 1, 2026, also includes the Company’s proportionate share of restricted cash from the Unconsolidated Joint Venture. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt Leverage Ratio equals Net Debt divided by Gross Real Estate Investments. Beginning in 2026, the Company has revised its definition and calculation of Net Debt to also add restricted cash to the amounts that reduce the Company’s Adjusted Principal Outstanding under debt obligations. This change in definition has also been applied retrospectively for comparison purposes and, for periods prior to January 1, 2026, also includes the Company’s proportionate share of restricted cash from the Unconsolidated Joint Venture.

Net Operating Income ("NOI"), Cash NOI, Trailing NOI and Trailing Cash NOI
NOI is a non-GAAP performance measure used to evaluate the operating performance of a real estate company. NOI represents total revenues less property operating expenses and excludes fee revenue earned for services to the Unconsolidated Joint Venture, impairment, depreciation and amortization, general and administrative expenses, and transaction related expenses. Cash NOI excludes the impact of certain GAAP adjustments included in rental revenue, such as straight-line rental revenue, amortization of above-market intangible lease assets and below-market lease intangible liabilities, and amortization of deferred lease incentives. For periods prior to January 1, 2026, Cash NOI includes the proportionate share of such amounts from properties owned by the Unconsolidated Joint Venture. Trailing NOI and Trailing Cash NOI represent trailing 12-month NOI and Cash NOI, calculated for the most recent 12-month period as of the applicable date. It is management's view that NOI and Cash NOI provide investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. NOI and Cash NOI should not be considered as an alternative to operating income in accordance with GAAP. Further, NOI and Cash NOI may not be comparable to similarly titled measures of other companies.
Non-Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date which have been excluded from Operating Properties due to the properties being vacant and repositioned, redeveloped, developed or held for sale.
Occupancy Rate equals the sum of Occupied Square Feet divided by Rentable Square Feet as of an applicable date.
Occupied Square Feet is Rentable Square Feet leased for which revenue recognition has commenced in accordance with GAAP.
Operating Properties refers to all properties owned and consolidated by the Company as of the applicable date, excluding Non-Operating Properties.
Property Operating Expense includes reimbursable and non-reimbursable costs to operate a property, including real estate taxes, utilities, insurance, repairs, maintenance, legal, property management fees, etc.
Rentable Square Feet is leasable square feet of Operating Properties.
Triple Net Lease ("NNN") is a lease under which the tenant agrees to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs in accordance with the lease terms).
Unconsolidated Joint Venture means the Company's investment in the unconsolidated joint venture with an affiliate of Arch Street Capital Partners, LLC.
Weighted Average Remaining Lease Term ("WALT") is the number of years remaining on each respective lease as of the applicable date, weighted based on Annualized Base Rent.

Forward-Looking Statements
Information set forth herein includes “forward-looking statements” which reflect the Company's expectations and projections regarding future events and plans, future financial condition, results of operations, liquidity and business, including leasing and occupancy, acquisitions, dispositions, rent receipts, expected borrowings and financing costs and the payment of future dividends. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," "guidance," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available to the Company and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company's control, that could cause actual events and plans or could cause the Company's business, 2026 financial outlook, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. These factors include, among other things, those discussed below. Information regarding historical rent collections should not serve as an indicator of future rent collections. We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as may be required by law.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those presented in the forward-looking statements:
•the risk of increases in interest rates, including that our borrowing costs may increase and we may be unable to extend or refinance our debt obligations on favorable terms and in a timely manner, or at all;
•the risk of inflation, including that our operating costs, such as insurance premiums, utilities, real estate taxes, capital expenditures and repair and maintenance costs, may rise;
•conditions associated with the global market, including an oversupply of office space, tenant credit risk and general economic conditions and geopolitical conditions;
•our strategic review process is and will continue to be costly and time-consuming and may not result in a transaction, and any transaction that occurs may not increase stockholder value;
•the risk that recent changes in United States trade policy and the imposition of new tariffs continue to create disruption in macroeconomic conditions and could adversely impact our lenders, tenants and prospective tenants, and cause them to reduce or decline to do business with us or fail to meet their obligations to us;
•the extent to which changes in workplace practices and office space utilization, including remote and hybrid work arrangements, and changes in government budgetary priorities, will continue and the impact that may have on demand for office space at our properties;
•our ability to acquire new properties, convert certain vacant properties to multi-tenant use and sell non-core assets on favorable terms and in a timely manner, or at all;
•risks associated with acquisitions, including the risk that we may not be in a position, or have the opportunity in the future, to make suitable property acquisitions on advantageous terms and/or that such acquisitions will fail to perform as expected;
•our assumptions concerning tenant utilization and renewal probability of dedicated use assets, and our ability to successfully execute on our strategy to shift our portfolio concentration over time away from traditional office properties, towards more dedicated use assets;
•our ability to comply with the terms of our credit agreements or to meet the debt obligations on our properties;
•our ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms and in a timely manner, or at all, or that the lenders may seek to enforce their remedies due to the existing payment default under the Unconsolidated Joint Venture mortgage notes;
•changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;
•the risk of tenants defaulting on their lease obligations, which is heightened due to our focus on single-tenant properties;
•our ability to renew leases with existing tenants or re-let vacant space to new tenants on favorable terms and in a timely manner, or at all;
•the cost of rent concessions, tenant improvement allowances and leasing commissions;
•the potential for termination of existing leases pursuant to tenant termination rights;
•the amount, growth and relative inelasticity of our expenses;
•risks associated with the ownership and development of real property;
•risks accompanying our investment in and the management of the Unconsolidated Joint Venture, our unconsolidated joint venture, in which we hold a non-controlling ownership interest, including that our joint venture partner may be unable or unwilling to contribute its share of capital requirements and we may be unable to recover our investment in the Unconsolidated Joint Venture;
•our ability to close pending real estate transactions, which may be subject to conditions that are outside of our control;
•we may change our dividend policy at any time, and therefore the amount, timing and continued payment of dividends are not assured;
•our properties may be subject to impairment charges;
•risks resulting from losses in excess of insured limits or uninsured losses;
•risks associated with the potential volatility of our common stock; and
•the risk that we may fail to maintain our income tax qualification as a real estate investment trust.
Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

ORION PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31, 2026	December 31, 2025
Assets
Real estate investments, at cost:
Land	$178,765	$176,532
Buildings, fixtures and improvements	983,994	976,676
Total real estate investments, at cost	1,162,759	1,153,208
Less: accumulated depreciation	197,281	195,042
Total real estate investments, net	965,478	958,166
Accounts receivable, net	47,644	35,333
Intangible lease assets, net	81,691	75,947
Cash and cash equivalents	10,274	22,362
Restricted cash	50,259	38,277
Real estate assets held for sale, net	—	12,803
Other assets, net	32,945	27,614
Total assets	$1,188,291	$1,170,502

Liabilities and Equity
Mortgages payable, net	$366,927	$371,957
Credit facility revolver	127,000	92,000
Accounts payable and accrued expenses	35,318	40,219
Below-market lease liabilities, net	17,939	18,449
Distributions payable	1,137	1,208
Other liabilities, net	30,180	22,154
Total liabilities	578,501	545,987

Common stock	57	56
Additional paid-in capital	1,151,892	1,151,644
Accumulated other comprehensive loss	—	(5)
Accumulated deficit	(543,432)	(528,482)
Total stockholders' equity	608,517	623,213
Non-controlling interest	1,273	1,302
Total equity	609,790	624,515
Total liabilities and equity	$1,188,291	$1,170,502

ORION PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Rental	$36,134	$37,797
Fee income from unconsolidated joint venture	137	204
Total revenues	36,271	38,001
Operating expenses:
Property operating	14,783	16,450
General and administrative	5,140	4,896
Depreciation and amortization	13,159	16,022
Impairments	6,296	1,709
Transaction related	259	64
Total operating expenses	39,637	39,141
Other (expenses) income:
Interest expense, net	(7,250)	(8,156)
Loss on extinguishment of debt, net	(244)	—
Other income	243	253
Other expenses	(3,319)	—
Recovery of reserve on Member Loan	439	—
Equity in loss of unconsolidated joint venture, net	—	(246)
Total other (expenses) income, net	(10,131)	(8,149)
Loss before taxes	(13,497)	(9,289)
Provision for income taxes	(71)	(66)
Net loss	(13,568)	(9,355)
Net income attributable to non-controlling interest	(10)	(6)
Net loss attributable to common stockholders	$(13,578)	$(9,361)

Weighted average shares outstanding - basic and diluted	56,565	56,043
Basic and diluted net loss per share attributable to common stockholders	$(0.24)	$(0.17)

ORION PROPERTIES INC.
FFO, CORE FFO AND FAD
(In thousands, except for per share data) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss attributable to common stockholders	$(13,578)	$(9,361)
Adjustments:
Depreciation and amortization of real estate assets	13,125	15,988
Impairment of real estate	6,296	1,709
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	469
FFO attributable to common stockholders	$5,843	$8,805
Transaction related	259	64
Amortization of deferred financing costs	845	912
Amortization of deferred lease incentives, net	162	104
Equity-based compensation	770	704
Loss on extinguishment of debt, net	244	—
Other adjustments, net (1)	3,618	50
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	14
Core FFO attributable to common stockholders	$11,741	$10,653
Amortization of above and below market leases, net	(312)	(354)
Straight-line rental revenue	1,830	(3,631)
Unconsolidated Joint Venture basis difference amortization	—	114
Capital expenditures and leasing costs	(18,651)	(8,341)
Other adjustments, net	123	73
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	11
FAD attributable to common stockholders	$(5,269)	$(1,475)

Weighted average shares outstanding - basic	56,565	56,043
Effect of weighted average dilutive securities (2)	698	267
Weighted average shares outstanding - diluted	57,263	56,310

FFO attributable to common stockholders per diluted share	$0.10	$0.16
Core FFO attributable to common stockholders per diluted share	$0.21	$0.19
FAD attributable to common stockholders per diluted share	$(0.09)	$(0.03)
____________________________________
(1)Other adjustments, net during the three months ended March 31, 2026 includes $3.0 million of costs incurred for professional services rendered in connection with the February 2026 amendment to the CMBS Loan and are presented in other expenses on the consolidated statements of operations and $0.7 million of costs incurred in connection with the demolition of the six buildings on the Deerfield, Illinois campus presented in property operating expenses on the consolidated statements of operations, offset by $0.4 million for a partial recovery of the reserve on the Member Loan presented separately on the consolidated statements of operations. The above items have been included as “other adjustments” to Core FFO as they do not reflect the ongoing operating performance of the Company.
(2)Dilutive securities include unvested restricted stock units net of assumed repurchases in accordance with the treasury stock method and exclude performance-based restricted stock units for which the performance thresholds have not been met by the end of the applicable reporting period. Such dilutive securities are not included when calculating net loss per diluted share applicable to the Company for the three months ended March 31, 2026 and 2025, as the effect would be antidilutive.

ORION PROPERTIES INC.
EBITDA, EBITDAre AND ADJUSTED EBITDA
(In thousands) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss attributable to common stockholders	$(13,578)	$(9,361)
Adjustments:
Interest expense, net	7,250	8,156
Depreciation and amortization	13,159	16,022
Provision for income taxes	71	66
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	977
EBITDA	$6,902	$15,860
Impairment of real estate	6,296	1,709
EBITDAre	$13,198	$17,569
Transaction related	259	64
Amortization of above and below market leases, net	(312)	(354)
Amortization of deferred lease incentives, net	162	104
Loss on extinguishment of debt, net	244	—
Other adjustments, net (1)	3,618	50
Proportionate share of Unconsolidated Joint Venture adjustments for items above, as applicable	—	(7)
Adjusted EBITDA	$17,169	$17,426
____________________________________
(1)See discussion of items included in other adjustments, net in note 1 to FFO, Core FFO and FAD.

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Interest expense - as reported	$7,250	$8,156
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(845)	(912)
Proportionate share of Unconsolidated Joint Venture Interest Expense, excluding non-cash amortization	—	494
Interest Expense, excluding non-cash amortization	$6,405	$7,738

	Three Months Ended March 31,
Interest Coverage Ratio	2026	2025
Interest Expense, excluding non-cash amortization (1)	$6,405	$7,738
Adjusted EBITDA (2)	17,169	17,426
Interest Coverage Ratio	2.68x	2.25x

Fixed Charge Coverage Ratio
Interest Expense, excluding non-cash amortization (1)	$6,405	$7,738
Proportionate share of Unconsolidated Joint Venture adjustments for secured debt principal amortization	—	142
Total fixed charges	6,405	7,880
Adjusted EBITDA (2)	17,169	17,426
Fixed Charge Coverage Ratio	2.68x	2.21x
____________________________________
(1)Refer to the Statement of Operations for interest expense calculated in accordance with GAAP and to the Supplemental Information Package for the required reconciliation to the most directly comparable GAAP financial measure.
(2)Refer to the Statement of Operations for net income calculated in accordance with GAAP and to the EBITDA, EBITDAre and Adjusted EBITDA section above for the required reconciliation to the most directly comparable GAAP financial measure.

Net Debt	March 31, 2026	December 31, 2025
Mortgages payable, net	$366,927	$371,957
Credit facility revolver	127,000	92,000
Total debt - as reported	493,927	463,957
Deferred financing costs, net	3,351	1,043
Principal Outstanding	497,278	465,000
Proportionate share of Unconsolidated Joint Venture Principal Outstanding	—	25,753
Adjusted Principal Outstanding	497,278	490,753
Cash and cash equivalents	(10,274)	(22,362)
Restricted cash	(50,259)	(38,277)
Proportionate share of Unconsolidated Joint Venture cash and cash equivalents	—	(495)
Proportionate share of Unconsolidated Joint Venture restricted cash	—	(1,580)
Net Debt	$436,745	$428,039

ORION PROPERTIES INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

	March 31, 2026	December 31, 2025
Total real estate investments, at cost - as reported	$1,162,759	$1,153,208
Adjustments:
Gross intangible lease assets	261,557	250,204
Gross intangible lease liabilities	(38,660)	(38,660)
Non-Operating Properties total real estate investments, at cost	(11,113)	(11,113)
Proportionate share of Unconsolidated Joint Venture Gross Real Estate Investments (1)	—	46,094
Gross Real Estate Investments	$1,374,543	$1,399,733

	March 31, 2026	December 31, 2025
Net Debt Ratios
Net Debt (2)	$436,745	$428,039
Annualized Most Recent Quarter Adjusted EBITDA	68,676	64,476
Net Debt to Annualized Most Recent Quarter Adjusted EBITDA Ratio	6.36x	6.64x

Net Debt (2)	$436,745	$428,039
Annualized Year-to-Date Adjusted EBITDA (3)	68,676	68,957
Net Debt to Annualized Year-to-Date Adjusted EBITDA Ratio (3)	6.36x	6.21x

Net Debt (2)	$436,745	$428,039
Gross Real Estate Investments (1) (2)	1,374,543	1,399,733
Net Debt Leverage Ratio	31.8%	30.6%
____________________________________
(1)Due to the uncertainties with regard to recovery of our Unconsolidated Joint Venture investment, the Company recorded an other-than-temporary impairment loss on its investment in the Unconsolidated Joint Venture during the three months ended December 31, 2025. Certain components of this impairment are directly attributable to impairment of the real estate assets owned by the Unconsolidated Joint Venture, which are not reflected in the proportionate share of Gross Real Estate Investments as of December 31, 2025 and will be updated retrospectively once the Unconsolidated Joint Venture’s financial statement audit for the year ended December 31, 2025 has been completed.
(2)Refer to the Balance Sheets for total debt and real estate investments, at cost calculated in accordance with GAAP and to the table above for the required reconciliation to the most directly comparable GAAP financial measure.
(3)Year-to-date adjusted EBITDA for December 31, 2025 has not been annualized for the purpose of this calculation.